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                                                                EXHIBIT 1(A5)(d)


               PROVIDENTMUTUAL LIFE AND ANNUITY COMPANY OF AMERICA
                         A STOCK LIFE INSURANCE COMPANY

                                      RIDER

                               POLICY SPLIT OPTION


INSUREDS                                        POLICY NUMBER

RIDER EFFECTIVE DATE                            RIDER ISSUE DATE


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                        PLEASE READ THIS RIDER CAREFULLY

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DESCRIPTION       While this Rider is in effect, this Policy may be split into
OF BENEFIT        two individual whole life insurance policies, one on each of the above Insureds, upon the occurrence of one of the following:

                           1. if a final divorce decree with respect to the marriage of the Insureds is issued by a court in the United States;

                           2. if the Federal Estate Tax law is changed resulting in removal of the unlimited marital deduction or reduction of at least 50% in the estate taxes payable on death.

                  Evidence of insurability will be required on both Insureds to exercise this option. We must receive Written Request within 180 days of the date the applicable event occurs. All Owners must agree to the split. The portion of this Policy attributable to an Owner not choosing to exercise this option or where satisfactory evidence of insurability is not provided with respect to one of the Insureds, may be surrendered for one-half of the Net Cash Surrender Value.


EFFECTIVE DATE    The Effective Date of the split will be the Policy Processing
                  Day following the later of the date Written Request is received at our Service Center or the date we approve satisfactory evidence of insurability for both Insureds.


NEW POLICIES      Each of the new policies will be a permanent participating fixed-benefit policy which is available on the Effective Date of the split. The Policy Date of the new policies will be the Effective Date of the split. The new policies will not provide any insurance until this Policy terminates.


PERCENTAGE        This Policy will be split on a 50/50 basis into two individual
OF THE SPLIT      policies.

FACE AMOUNT OF    The Face Amount of the new policy will be determined such that
NOW POLICIES      the initial death benefit (excluding paid-up additions) is at least one-half of the Face Amount of this Policy. The minimum
                  Face Amount of the new policies will be based on our minimum limit for such policies on the Effective Date of the split.


FREE-LOOK         If you return either of the new policies under the free-look
PROVISION FOR     provision, we will refund an amount equal to one-half of the
NEW POLICIES      Net Cash Surrender Value of this Policy plus all additional premiums paid for the new policy.

                           (continued on reverse side)

Form PLC615
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POLICY ACCOUNT    One-half of the Policy Account Value less one-half of any
VALUE policy loan including accrued interest, determined as of the Effective Date of the split, will be applied to pay the initial premium of each new policy. Any excess amount (any value remaining after the initial premium is paid) will be applied to purchase paid-up insurance under the provisions of the new policy or rider attached to such policy.


LOANS Any debt existing prior to the Effective Date of the split will no longer exist. Any assignment of this Policy will apply to each new policy.


RIDERS Riders attached to this Policy will terminate on the Effective Date of the split. Riders may be added to the new policies, subject to our normal requirements and restrictions for such benefits.


NEW POLICY        The premiums for each new policy will be based on each
PREMIUMS          Insured's Age and Premium Class as of the Policy Date of the
                  new policy. Premiums will become payable as of the Effective
                  Date of the split.


PREMIUM           There is no cost for this rider.
FOR RIDER

SUICIDE           The Suicide Exclusion and Incontestability provisions of this
EXCLUSION &       Policy apply to this Rider. In applying these provisions to
INCONTESTABILITY  this Rider, Date of Issue means the Rider Issue Date.

TERMINATION       This Rider terminates on the earliest of:

                           1. the Policy Processing Day on or following the date your Written Request to split the policy under this Rider is received;

                           2. the date of death of the first Insured to die under this Policy;

                           3. the date we receive Written Request to cancel this Rider;

                           4. the Policy Anniversary when the older Insured reaches Attained Age 81; or

                           5.       the date this Policy is surrendered for
                                    cash.




Attached by Providentmutual Life and Annuity Company of America on the Rider Issue Date.



                                                             /s/ Robert W. Kloss
                                                                       President
Form PLC615